Synergy Brands Reports Record $56 Million in Revenue for 2004

Net Loss from operations improves by 52% to $0.47 per share

Results of operations:

Highlights:

     o B2B revenues grew by 46% to $50.7 million.

     o EBITDA from operating segments increased by 68% to $770,000.

     o 4th quarter revenues increased by 35% to $16.8 million.

     o The company's 21.5% stake in Interline travel and tours (www.perx.com) recorded $170,000 in net profit for FY 2004.

Melville, NY (date) - Synergy Brands, Inc. (NASDAQ:SYBR) today announced results for 2004.

For the year ended December 31, 2004, Synergy reported a 40% increase in revenues to a record $56 million, compared to $40.5 million in 2003. The company's operating loss narrowed 46 percent in 2004 to $518,105 compared to $959,796 a year earlier. EBITDA (*) from operations continued to be strong year over year with $770,373 or $.35 per share in EBITDA results for 2004 as compared to $458,553 or $.28 per share in 2003, a 68% increase. For the quarter ending December 31, revenue increased 35% to $16.8 million, with EBITDA from operations increasing 199% to $44,000.

The Company further owns 21.5% of the outstanding common stock of Interline Travel and Tours, Inc. (AKA: PERX www.perx.com). PERX provides cruise and resort hotel packages through a proprietary reservation system to airline employees. PERX is believed to be the largest Company in this sector of the travel industry. Information on PERX can be found at www.perx.com. The Company believes that its capital investment in this unique travel Company may provide for material future capital appreciation. Synergy Brands does not manage PERX's day-to day operations. Perx pre-tax profit has grown at a compounded rate of 36% cumulative since 2002 to $1,069,000 in fiscal year 2004. SYBR's share under the equity method amounted to $172,224 for fiscal year 2004 after income taxes. SYBR and PERX have been exploring several opportunities to optimize the shareholder value of both Companies.

The company's net loss for the year was $2.1 million compared to a net loss of $1.4 million for prior year. The difference between the results is attributable to one time gains in FY2003, increased financing costs incurred in connection with the sales growth in FY2004 and increased corporate regulatory costs in connection with newly enacted securities legislation. (see segment table). Mair Faibish, chairman of Synergy Brands, Inc. noted that "We continue to show strong top line improvement throughout the company. The largest percentage increase was in the Company's B2B operations." The company's grocery operation continued to develop additional vendor relationships in the grocery and HBA businesses as well as expanding its sales in Canada. Although the bulk of the company's business is in the B2B operations, there were continued gains in the company's B2C business. Mr. Faibish indicated that "Our gross profit increased by 39% this past year to almost $3.9 million as compared to $2.8 million a year earlier. This increase was in direct relationship to the increased sales". As a result, the company was required to utilize its line of credit to support our account receivable and inventory growth," he explained. He added: "Although the working capital needed to support revenue growth is directly related to the growth in accounts receivable and inventory, the Company has invested in capital assets, such as warehousing and trucks to widen its gross margins."

Summary:


  SUMMARY OF OPERATING SEGMENTS AND SUMMARY CONSOLIDATED RESULTS OF OPERATIONS



                                                      OPERATING                         OPERATING AND
                                                      SEGMENTS           CHANGE      CORPORATE SEGMENTS       CHANGE

Y/E 12/31/2004
Revenue                                                  56,705,044       39.87%              56,705,044       39.87%
Gross Profit                                              3,896,999       38.72%               3,896,999       38.72%
SG&A                                                      3,092,087       17.04%               3,755,614       22.08%
Operating Profit (loss)                                     442,190      202.03%                (518,105)      46.02%
Net loss                                                 (1,032,025)     -26.22%              (2,132,754)     -57.37%
Net loss per common  share                                    (0.47)                               (0.97)
Depreciation and amortization                               362,722      -39.62%                 659,490       -4.79%
Interest income                                              (4,344)     -68.53%                  (4,610)     -66.87%
Interest and financing expenses                          1,444,020       109.50%              1,553,521       125.14%
                                                       -------------                          -----------
EBITDA                                                  770,373           68.00%                 75,647       456.23%
                                                       =============                           ==========
EBITDA net income per share                                   0.35                                 0.03
   Y/E 12/31/2003
Revenue                                                  40,540,577                           40,540,777
Gross Profit                                              2,809,199                            2,809,199
SG&A                                                      2,641,864                            3,076,297
Operating Profit (loss)                                    (433,395)                            (959,796)
Net loss                                                   (817,658)                          (1,355,223)
Net loss per common  share                                    (0.49)                               (0.82)
Depreciation and amortization                               600,730                              692,698
Interest income                                             (13,805)                             (13,913)
Interest and financing expenses                            689,286                              690,038
                                                       -------------                           ----------
EBITDA                                                      458,553                               13,600
                                                       =============                           ==========
EBITDA net income per share                                    0.28                                 0.01



About Synergy Brands

Synergy Brands, Inc. (http://www.sybr.com) is a holding company that operates in the wholesale and online distribution of groceries and health & beauty Aid (HBA) as well as wholesale and online distribution of premium cigars and salon products through three specific business segments: PHS Group, which distributes grocery and HBA products to retailers and wholesalers located in the Northeastern US and Canada; Proset Hair Systems, which distributes Salon Hair Care products to wholesalers and distributors in the Northeastern part of the US and three companies within its Business to Consumer (B2C) segment, carried out through Gran Reserve Corporation. GRC operates Cigars Around the World, a company that sells premium cigars to restaurants, hotels, casinos, country clubs and other leisure related destinations; CigarGold.com and Netcigar.com, which sell premium cigars through the Internet directly to the consumer; and BeautyBuys.com, which sells salon hair care products directly to the consumer via the Internet. The company uses logistics web based programs to optimize its distribution costs on both wholesale and retail levels.

Synergy Brands also owns 21.5 percent of the outstanding common stock of Interline Travel and Tours, Inc., also known as PERX. PERX provides cruise and resort hotel packages through a proprietary reservation system to airline employees and their retirees. PERX is believed to be the largest company in this sector of the travel industry. More information is available at www.perx.com.

For  a  complete  listing  of  the  company's   public  filings,   please  visit
www.sec.gov.

* FORWARD LOOKING STATEMENTS (SAFE HARBOR)

This press release and company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts.
They use words such as "anticipate", "estimate", "project" "forecast', "may", "will", "should", "expect", "assume", and other deviations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected revenues, earnings, profit and loss of the Company and associated costs. Furthermore, terms such as EBITDA (earnings before interest, taxes, depreciation & amortization) among others are not terms used under GAAP and should not be relied upon as such. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For a description of many of these risks and uncertainties, please refer to the company's filings with the U.S. Securities & Exchange Commission (www.sec.gov) including Forms 10KSB and 10QSB.

Contact: Beverly Jedynak
Martin E. Janis & Company, Inc.
312-943-1100 ext. 12
bjedynak@janispr.com